NATIONAL CINEMEDIA, INC.
2020 OMNIBUS INCENTIVE PLAN
2023 CHAPTER 11 EMERGENCE GRANT PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
Performance Period: Grant Date- Fiscal Year 2026
The Compensation Committee of the Board of Directors of National CineMedia, Inc., a Delaware corporation (the “Company”), granted an award of Performance-Based Restricted Stock Units under the National CineMedia, Inc. 2020 Omnibus Incentive Plan (the “Plan”), to the Grantee named below. This Performance- Based Restricted Stock Unit Agreement (the “Agreement”) evidences the terms of the Company’s grant of Restricted Stock Units, each representing the right to receive one share of the Company’s Common Stock, on the terms and subject to the conditions set forth herein and in the Plan. Any capitalized term in this Agreement shall have the meaning assigned to it in this Agreement or in the Plan, as applicable.
A.    NOTICE OF GRANT
Name of Grantee:
Target Number of Restricted Stock Units:
Grant Date:
Vesting Schedule of Restricted Stock Units: Except as provided otherwise in this Agreement or the Plan (including but not limited to Section 10(c) of the Plan which provides for accelerated vesting upon certain terminations in connection with a Change in Control), and subject to Grantee’s continuous Service as provided herein, the Performance-Based Restricted Stock Units shall vest, and the forfeiture provisions set forth in this Agreement shall lapse as follows:
(i)Total Shareholder Value Metric - 50% of the Target Number of Restricted Stock Units shall be eligible to be earned based on achievement of Total Shareholder Value as set forth in the table below during the period beginning on Grant Date and ending on December 31, 2026 (the “TSV PRSU Tranche”), with $8.75 being referred to as “Minimum Achievement Level” and $12.75 being referred to as the “Maximum Achievement Level”;

Total Shareholder Value	Vesting % of Total Shareholder Value Restricted Stock
<$8.75	None
$8.75	50%
$9.75	62.5%
$10.75	75.0%
$11.75	87.5%
$12.75	100%
>$12.75	100%

the TSV PRSU Tranche that is earned based on the level of achievement of the applicable metric shall vest on the earlier of (A) upon meeting the Minimum Achievement Level, and if the Minimum Achievement Level is met prior to December 31, 2025, on the 10th business date following the end of the applicable calendar year in which an achievement level in excess of the Minimum Achievement Level was met; (B) the 10th business day following December 31, 2026 and (C) the 10th business day following the maximum achievement of the Total Shareholder Value metric (the “TSV Metric”) set forth above (and each vesting date, a “TSV Vesting Date”);
(ii)2024 FCF Performance Metric - 16.7% Target Number of Restricted Stock Units shall be eligible to be earned based on an Unlevered Free Cash Flow per Share performance metric to be established by the Compensation Committee for the Company’s fiscal year beginning on December 29, 2023 with respect to performance during such fiscal year (the “2024 PRSU Tranche”) and the 2024 PRSU Tranche that is earned based on the level of achievement of the applicable metric shall vest on the 5th business day following the reporting of the Company’s Annual Report on Form 10-K for the 2024 fiscal year (the “2024 Vesting Date”);
(iii)2025 FCF Performance Metric - 16.7% Target Number of Restricted Stock Units shall be eligible to be earned based on the achievement of Unlevered Free Cash Flow per Share as set forth in the table below during the Company’s fiscal year beginning on December 27, 2024 with respect to performance during such fiscal year (the “2025 PRSU Tranche”); and

Unlevered Free Cash Flow per Share	Vesting % of Unlevered Free Cash Flow per Share Restricted Stock
<$0.60	None
$0.60	50%
$0.70	62.5%
$0.80	75.0%
$0.90	87.5%
$1.00	100%
>$1.00	100%
the 2025 PRSU Tranche that is earned based on the level of achievement of the applicable metric shall vest on the 5th business day following the reporting of the Company’s Annual Report on Form 10-K for the 2025 fiscal year (the “2025 Vesting Date”)
(iv)2026 FCF Performance Metric - 16.6% Target Number of Restricted Stock Units shall be eligible to be earned based on the achievement of Unlevered Free Cash Flow per Share as set forth in the table below during the Company’s fiscal year beginning on January 1, 2026 with respect to performance during such fiscal year (the “2026 PRSU Tranche” and together with the 2024 PRSU Tranche and the 2025 PRSU Tranche, the “FCF Tranche”);

Unlevered Free Cash Flow per Share	Vesting % of Unlevered Free Cash Flow per Share Restricted Stock
<$0.75	None
$0.75	50%
$0.8625	62.5%
$0.9750	75.0%
$1.0875	87.5%
$1.20	100%
>$1.20	100%

the 2026 PRSU Tranche that is earned based on the level of achievement of the applicable metric shall vest on the 5th business day following the reporting of the Company’s Annual Report on Form 10-K for the 2026 fiscal year (the “2026 Vesting Date” and together with the 2024 Vesting Date, 2025 Vesting Date and the TSV Vesting Date, the “Vesting Dates”);
(v)Alternate Trigger - If the achievement level for TSV Metric exceeds the achievement level for any of the Unlevered Free Cash Flow per Share metrics set forth in the FCF Metrics as of any TSV Vesting Date, then the achievement level for the TSV Metric shall be used in lieu of the applicable FCF Metric. For example purposes only, if the achievement for the TSV Metric is 75% on a TSV Vesting Date that occurs on December 31, 2025, the FCF Metric for the 2024 PRSU Tranche is 52%, the FCF Metric for the 2025 PRSU Tranche is 66%, and the FCF Metric for the 2026 PRSU Tranche is 70%, then (A) at the applicable TSV Vesting Date, an additional 23% achievement will be added to the vesting for the 2024 PRSU Tranche and (B) at the 2025 Vesting Date, an additional 9% achievement will be added to the 2025 PRSU Tranche, and at the 2026 Vesting Date, an additional 5% achievement will be added to the vesting for the 2026 PRSU Tranche. Notwithstanding the foregoing, in the event that the TSV Metric achieves the Maximum Achievement Level on or prior to the TSV Vesting Date, then the Vesting Date for all performance tranches shall be accelerated and each of the 2024 PRSU Tranche, the 2025 PRSU Tranche, and the 2026 PRSU Tranche will each vest at 100% achievement on the TSV Vesting Date.
If the actual achievement of any performance metric in subsections (i) – (v) at the end of the applicable performance period is between any of the thresholds set forth above, Grantee shall vest in the number of shares of Restricted Stock Units by interpolating the percentage of Total Shareholder Value or Unlevered Free Cash Flow per Share, as applicable, actually achieved as it relates to the difference between the number of shares of Total Shareholder Value or Unlevered Free Cash Flow per Share, as applicable, that vest at the higher and lower end of each threshold.
Definitions
"FCF Metrics” means collectively the 2024 FCF Performance Metric, the 2025 FCF Performance Metric and the 2026 FCF Performance Metric.
“Total Shareholder Value” means the volume weighted average price of any trailing 100 trading days prior to December 31, 2026 (for example, if the highest volume weighted average price for the trailing 100 trading days on January 1, 2025 is $9.00, then $9.00 will be used regardless of the volume weighted average price as of December 31, 2026) plus the total value per share of any and all dividends paid to the Company’s stockholders since August 7, 2023.
“Unlevered Free Cash Flow” means the Company’s Adjusted OIBDA (as defined in the Company’s financial reporting), less cash taxes actually paid, less capital expenditures, plus the value of any Exclusivity Run-Out Payments payable under any Exhibitor Services Agreement or similar payment in any other agreement (also referred to as Integration Payments).
“Unlevered Free Cash Flow per Share” means the Unlevered Free Cash Flow divided by the average number of the Company’s shares issued and outstanding during the applicable measurement period.
Grantee shall have no rights as a stockholder of the Company related to these Restricted Stock Units until the Grantee becomes the holder of record of the shares of Common Stock that vest hereunder.

B.    RESTRICTED STOCK UNIT AGREEMENT
1.    Grant of Restricted Stock Units. Subject to the terms and conditions of this Agreement and the Plan, the Company granted to Grantee the number of Restricted Stock Units set forth in the Notice of Grant, effective on the Grant Date set forth in the Notice of Grant, and subject to the terms and conditions of the Plan, which is incorporated herein by reference. Each Restricted Stock Unit represents the right to receive one share of Common Stock, on the terms and subject to the conditions set forth in this Agreement and the Plan. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern.
2.    Transfer Restrictions. Grantee shall not sell, transfer, assign, pledge or otherwise encumber or dispose of, by operation of law or otherwise, the Restricted Stock Units.
3. Vesting; Lapse of Restrictions. The period between the Grant Date and the final Vesting Date, as set forth in the Notice of Grant, is referred to as the “Vesting Period.” Except as provided otherwise in this Agreement and the Plan (including but not limited to Section 10(c) of the Plan which provides for accelerated vesting upon certain terminations in connection with a Change of Control), if the applicable performance metrics set forth in the Notice of Grant have been achieved and the Grantee has been in continuous service to the Company or another entity the service providers of which are eligible to receive Awards under the Plan from the Grant Date through the applicable Vesting Date as an employee, director, consultant or advisor (herein referred to as “Service”), the Restricted Stock Units shall vest as set forth on the Vesting Schedule in the Notice of Grant. As soon as practicable after the Vesting Date and in all events no later than March 15 of the calendar year following the calendar year in which the Vesting Date occurs, the Company will issue to the Grantee the shares of Common Stock subject to the Restricted Stock Units that vested on such Vesting Date. Only following the issuance of the shares of Common Stock to the Grantee may the Grantee transfer the shares of Common Stock (subject to applicable securities law requirements and the Company’s policies and procedures) subject to Section 16.
4.    Termination of Service. (A) If Grantee terminates Service prior to the final Vesting Date on account of death, becoming disabled (as defined in Section 409A of the Internal Revenue Code), or for Good Reason, or is terminated by the Company other than for Cause, Grantee shall be entitled to retain the Target Number of Restricted Stock Units equal to the pro rata number of Restricted Stock Units that are targeted to vest at the end of the next FCF Tranche (less any previously vested Restricted Stock Units), and (B) if Service terminates prior to the final Vesting Date for any other reason, Grantee’s vesting of the Restricted Stock Units shall terminate and Grantee shall be entitled to only a pro rata portion of the Restricted Stock Units equal to the ratio that the number of days of Service of Grantee during the Vesting Period bears to the total number of days in the Vesting Period (less any previously vested Restricted Stock Units) (the “Retained Units”). The Retained Units shall vest in accordance with the Vesting Schedules set forth in the Notice of Grant as though the Retained Units were the Target Number of Restricted Stock Units set forth in the Notice of Grant and the remaining Restricted Stock Units shall be forfeited upon Grantee’s termination of Service. Section 10(c) of the Plan provides for accelerated vesting with respect to certain terminations in connection with a Change of Control.
5.    Leave of Absence. For purposes of the Restricted Stock Units, Service does not terminate when Grantee goes on a bona fide employee leave of absence that was approved by the Company or an affiliate in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, Service will be treated as terminating 90 days after Grantee went on the approved leave, unless Grantee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends unless Grantee immediately returns to active Service. The

Compensation Committee determines, in its sole discretion, which leaves of absence count for this purpose, and when Service terminates for all purposes under the Plan.
6.    Dividends. During the period between the Grant Date and the Vesting Date, the Company shall accrue an amount equal to the regular, special and extraordinary cash dividends declared and paid with respect to each share of Common Stock underlying the Restricted Stock Units which amount shall be retained by the Company and shall be subject to the same vesting requirements as specified in the Notice of Grant above.  Any accrued dividend equivalents to which Grantee becomes entitled upon vesting on the Vesting Date shall be paid to Grantee as soon as practicable following the Vesting Date, but in no event later than March 15 of the calendar year following the calendar year in which the Restricted Stock Units vest.
7.    Tax Withholding. The Company or any affiliate shall have the right to deduct from payments of any kind otherwise due to Grantee, any federal, state, local or foreign taxes of any kind required by law to be withheld upon the issuance, vesting or payment of any shares of Common Stock upon the vesting of the Restricted Stock Units or the payment of dividend equivalents. At such time as the Grantee is not aware of any material nonpublic information about the Company or the Common Stock and when the Grantee is permitted to do so under the Company’s insider trading policy, the Grantee shall execute the instructions set forth in Schedule A attached hereto (the “Automatic Sale Instructions”) as the means of satisfying such withholding tax obligation. If the Grantee does not execute the Automatic Sale Instructions prior to an applicable vesting date, then the Grantee agrees that if under applicable law the Grantee will owe taxes at such vesting date on the portion of the award then vested the Company shall be entitled to immediate payment from the Grantee of the amount of any tax required to be withheld by the Company. The Company shall not deliver any shares of Common Stock to the Grantee until it is satisfied that all required withholdings have been made.
8.    Effect of Prohibited Transfer. If any transfer of Restricted Stock Units is made or attempted to be made contrary to the terms of this Agreement, the Company shall have the right to disregard such transfer and to terminate this Award of Restricted Stock Units as a result of such prohibited transfer. In addition to any other legal or equitable remedies it may have, the Company may enforce its rights to specific performance to the extent permitted by law and may exercise such other equitable remedies then available. The Company may refuse for any purpose to recognize any transferee who receives Restricted Stock Units contrary to the provisions of this Agreement as a holder of the Restricted Stock Units and shall not be obligated, and will not, issue any shares of Common Stock upon the vesting of such Restricted Stock Units to such prohibited transferee.
9.    Investment Representations. The Compensation Committee may require Grantee (or Grantee’s estate or heirs) to represent and warrant in writing that the individual is acquiring the shares of Common Stock upon vesting of the Restricted Stock Units for investment and without any present intention to sell or distribute such shares and to make such other representations as are deemed necessary or appropriate by the Company and its counsel.
10.    Continued Service. Neither the grant of the Restricted Stock Units nor this Agreement gives Grantee the right to continue Service with the Company or its affiliates in any capacity. The Company and its affiliates reserve the right to terminate Grantee’s Service at any time and for any reason not prohibited by law.
11.    Governing Law. The validity and construction of this Agreement and the Plan shall be construed in accordance with and governed by the laws of the State of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and this Agreement to the substantive laws of any other jurisdiction.

12.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns.
13.    Tax Treatment; Section 83(b). Grantee may incur tax liability as a result of the vesting of the Restricted Stock Units, the payment of dividend equivalents or the disposition of shares of Common Stock issued upon the vesting of the Restricted Stock Units. Grantee should consult his or her own tax adviser for tax advice.
Grantee hereby acknowledges that Grantee has been informed that no election under Section 83(b) of the Internal Revenue Code is permitted with respect to the Restricted Stock Units.
14.    Amendment. The terms and conditions set forth in this Agreement may only be amended by the written consent of the Company and Grantee, except to the extent set forth in the Plan.
15.    2020 Omnibus Incentive Plan. The Restricted Stock Units and payment of dividend equivalents granted hereunder shall be subject to such additional terms and conditions as may be imposed under the terms of the Plan, a copy of which has been provided to Grantee. A copy of the Prospectus for the 2020 Omnibus Incentive Plan shall also be provided to Grantee.
16.    Minimum Holding. Grantee agrees that any shares of Common Stock issued pursuant to this Agreement and pursuant to the 2023 Chapter 11 Emergence Grant Time-Based Restricted Stock Unit Agreement issued to Grantee on or around the date of this Agreement (collectively, the “MIP Shares”) shall be subject to the holding requirement set forth in the table below. Until the holding requirement is met, Grantee shall refrain from disposing any of the MIP Shares. Any shares sold pursuant to Section 7 of this Agreement to satisfy tax withholding obligations shall be excluded from the calculation of the holding requirements under this Section 16.

Date	Holding Requirement of the MIP Shares
December 31, 2025	75%
December 31, 2026	60%
December 31, 2027	50%

NATIONAL CINEMEDIA, INC.
By: ________________________________________
 Ronnie Ng
Chief Financial Officer

Schedule A

Automatic Sale Instructions

The undersigned hereby consents and agrees that any taxes due on a vesting date as a result of the vesting of Restricted Stock Units (“RSUs”) on such date shall be paid through an automatic sale of shares as follows:
(a)    Upon any vesting of RSUs pursuant to Section 3 hereof, the Company shall arrange for the sale of such number of shares of Common Stock issuable with respect to the RSUs that vest pursuant to Section 3 as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by the Grantee upon the vesting of the RSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the net proceeds of such sale shall be delivered to the Company in satisfaction of such tax withholding obligations.
(b)    The Grantee hereby appoints the Chief Executive Officer, Chief Financial Officer, and the Executive Vice President, General Counsel and Secretary and any of them acting alone and with full power of substitution, to serve as his or her attorneys in fact to arrange for the sale of the Grantee’s Common Stock in accordance with this Schedule A. The Grantee agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the shares pursuant to this Schedule A.
(c)    The Grantee represents to the Company that, as of the date hereof, (i) he or she is not aware of any material nonpublic information about the Company or the Common Stock and (ii) he or she is not prohibited from entering into these Automatic Sale Instructions under the Company’s insider trading policy. The Grantee and the Company have structured this Agreement, including this Schedule A, to constitute a “binding contract” relating to the sale of Common Stock, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.

The Company shall not deliver any shares of Common Stock to the Grantee until it is satisfied that all required withholdings have been made.

                        _______________________________

                        Grantee Name: ________________

                        Date: __________________________